Exhibit 11

                                     LCA-VISION INC.
                              Computation of Per Share Loss
                             For the Three and Six Months Ended
                                  June 30, 1997 and 1996
                                    Three Months                Six Months
                                   Ended June 30,             Ended June 30,
                                  1997        1996         1997          1996
Primary Per Share Loss

Net (loss) available for
common shareholders          $(1,025,800) $  (952,600)  $(2,860,100)  $(1,476,700)

Shares:
 Weighted average number      19,599,231   19,617,821    19,597,814    19,685,321
   of common
   shares outstanding
 Additional shares assuming
   exercise of
   stock options (a)           __________  __________     __________   __________

Average common shares and
 equivalents as
   adjusted                   19,599,231   19,617,821    19,597,814    19,617,821

Net (loss) per common share  $     (0.05) $     (0.06)  $     (0.15)  $     (0.07)

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(a) Net loss per share is based on outstanding common shares.
Assuming exercise of options would be anti-dilutive as an increase in the number of shares assumed to be outstanding would further reduce the amount of the loss per share.